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[FIRST INTERNATIONAL BANK LETTERHEAD]



FOR IMMEDIATE RELEASE
---------------------


CONTACT:

Brett N. Silvers                         Leslie A. Galbraith
Chairman & CEO                           President & COO
(860) 241-2517                           (860) 241-2529
silversb@firstinterbank.com              galbraithl@firstinterbank.com



                            FIRST INTERNATIONAL BANK
                 ANNOUNCES AGREEMENT TO SELL REMAINING DEPOSITS

HARTFORD, CONN., MAY 2, 2001 - First International Bank, a subsidiary of First International Bancorp, Inc. (NASDAQ: FNCE), today announced that it has entered into a definitive agreement pursuant to which Hudson United Bank, a subsidiary of Hudson United Bancorp (NYSE: HU), will assume approximately $250 million in time deposit accounts from First International Bank. These accounts comprise all the FDIC-insured deposits of First International Bank. The maturities of the time deposit accounts to be assumed are generally between one month and six months. First International Bank will make a cash payment to Hudson United Bank upon closing the transaction equal to the amount of the deposits being assumed plus $450,000, subject to potential adjustments not to exceed 10% of this discount.

         In April 1999, Hudson United Bank assumed approximately $150 million of checking, savings and money market deposit accounts from First International Bank and purchased its last retail branch. In January 2001, First International Bancorp entered into a definitive merger agreement with United Parcel Service, Inc. pursuant to which UPS will acquire First International Bancorp. The sale of

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FIRST INTERNATIONAL BANK / page 2

all of First International Bank's FDIC-insured deposits is a condition to the closing of the acquisition of First International Bancorp by UPS.

         The deposit sale is subject to approval by the FDIC and the Connecticut and New Jersey Banking Departments, and is expected to close in July 2001.

         "Based on the success of the deposit assumption and branch sale transaction we completed with Hudson United Bank in 1999, we are pleased to enter into the current agreement, which is an important step in completing our merger with UPS," said Brett N. Silvers, CEO of First International Bank.

         "We are pleased to acquire these deposits at an attractive blended rate which is below our current deposit costs, and without having to add additional personnel or bank facilities. We will also be gaining customers to whom we can market other products and services," said Kenneth T. Neilson, CEO of Hudson United Bancorp.

         Hudson United Bancorp is the multi-state bank holding company for Hudson United Bank, which has more than 200 offices in New Jersey, New York, Connecticut and Pennsylvania.

         First International Bank, a world leader in the use of SBA, USDA and Export-Import Bank loans, provides innovative credit, trade and financial solutions for small and medium-sized industrial businesses. The company has more than 100 experienced lending officers located in 15 U.S. offices, and 14 international representatives.

         This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Many important factors could cause actual results to differ materially from those in the forward-looking statements made by or about First International Bancorp. Such factors include, but are not limited to, changes (legislative, regulatory and otherwise) in the banking and commercial finance industries and those specifically relating to the continuation in their present form of the government guaranteed loan programs utilized by First International Bancorp; the ability of First International Bancorp to continue its recent growth in an increasingly competitive market for loan originations; disruption in the capital markets which may delay or prevent First International from receiving funding under warehouse lines of credit or completing loan sales; and other risks identified in First International Bancorp's SEC filings. In addition, with respect to the proposed merger of the First International Bancorp and UPS, investors are urged to read First International Bancorp's proxy

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FIRST INTERNATIONAL BANK / page 3

statement/prospectus recently filed with the SEC that contains important information. A copy of First International Bancorp's proxy statement/prospectus is available without charge upon request of First International Bancorp or at the SEC's Internet world wide web site at www.sec.gov.

         Forward-looking statements about Hudson United Bancorp are not historical facts and include expressions about Hudson United Bancorp and its management's confidence and strategies and management's expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by such forward-looking terminology as "expect", "look", "believe", "anticipate", "consider", "may", "will", or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, changes in interest rates, changes in economic conditions, deposit and loan growth, and loan loss provisions; changes in relationships with customers, failure to realize expected cost savings or revenue enhancements from changes in business models and acquisitions, and the effects of legal and regulatory provisions applicable to Hudson United Bancorp and its competitors. Actual results may differ materially from the results discussed in these forward-looking statements. Hudson United Bancorp assumes no obligation for updating any such forward-looking statement at any time. Information on potential factors that could cause Hudson United Bancorp's financial results to differ from the forward-looking statements also is included from time to time in the Hudson United Bancorp's public reports filed with the SEC, including in its Form 10-K for the year ending December 31, 2000.

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